AMENDED AND RESTATED

                           MAGMA COPPER COMPANY

                SPECIAL EXECUTIVE SUPPLEMENTAL BENEFIT PLAN



                           AMENDED AND RESTATED

                           MAGMA COPPER COMPANY

                SPECIAL EXECUTIVE SUPPLEMENTAL BENEFIT PLAN

                             Table of Contents


                                 ARTICLE I
                                 PREAMBLE. . . . . . . . . . . . . . . .  1

                                ARTICLE II
                       DEFINITIONS AND CONSTRUCTION. . . . . . . . . . .  1
     2.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .  1
     2.2  Construction . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.3  Effective Date . . . . . . . . . . . . . . . . . . . . . . . .  6

                                ARTICLE III
                         PARTICIPATION AND VESTING . . . . . . . . . . .  6
     3.1  Eligibility and Participation. . . . . . . . . . . . . . . . .  6
     3.2  Vesting. . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

                                ARTICLE IV
                            RETIREMENT BENEFITS. . . . . . . . . . . . .  7
     4.1  Normal Retirement Benefit. . . . . . . . . . . . . . . . . . .  7
     4.2  Early Retirement Benefit . . . . . . . . . . . . . . . . . . .  7
     4.3  Separation Prior to Retirement . . . . . . . . . . . . . . . .  8
     4.4  Disability Benefit . . . . . . . . . . . . . . . . . . . . . .  8
     4.5  Offset For Other Benefits. . . . . . . . . . . . . . . . . . .  9
     4.6  Manner of Payment. . . . . . . . . . . . . . . . . . . . . . .  9
     4.7  Minimum Benefit. . . . . . . . . . . . . . . . . . . . . . . .  9

                                 ARTICLE V
                         SURVIVING SPOUSE BENEFIT. . . . . . . . . . . . 10
     5.1  Pre-Retirement Death Benefit . . . . . . . . . . . . . . . . . 10

                                ARTICLE VI
                       SUPPLEMENTAL MEDICAL BENEFIT. . . . . . . . . . . 10
     6.1  Eligibility for Supplemental Medical Benefit . . . . . . . . . 10

                                ARTICLE VII
                            PAYMENT LIMITATIONS. . . . . . . . . . . . . 11
     7.1  Spousal Claims . . . . . . . . . . . . . . . . . . . . . . . . 11
     7.2  Disability . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     7.3  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     7.4  Acquisition of the Company . . . . . . . . . . . . . . . . . . 12

                               ARTICLE VIII
                                  FUNDING. . . . . . . . . . . . . . . . 14
     8.1  Funding. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     8.2  Creditor Status. . . . . . . . . . . . . . . . . . . . . . . . 14

                                ARTICLE IX
                              ADMINISTRATION . . . . . . . . . . . . . . 15
     9.1  Plan Administrator . . . . . . . . . . . . . . . . . . . . . . 15
     9.2  Claims for Benefits. . . . . . . . . . . . . . . . . . . . . . 16
     9.3  Withholding. . . . . . . . . . . . . . . . . . . . . . . . . . 17
     9.4  Receipt and Release of Necessary Information . . . . . . . . . 17
     9.5  Overpayment and Underpayment of Benefits . . . . . . . . . . . 17

                                 ARTICLE X
                    OTHER BENEFIT PLANS OF THE COMPANY . . . . . . . . . 17
     10.1 Other Plans. . . . . . . . . . . . . . . . . . . . . . . . . . 17

                                ARTICLE XI
                   AMENDMENT AND TERMINATION OF THE PLAN . . . . . . . . 18
     11.1 Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     11.2 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 18
     11.3 Continuation . . . . . . . . . . . . . . . . . . . . . . . . . 18

                                ARTICLE XII
                               MISCELLANEOUS . . . . . . . . . . . . . . 18
     12.1 No Reduction of Employer Rights. . . . . . . . . . . . . . . . 18
     12.2 Provisions Binding . . . . . . . . . . . . . . . . . . . . . . 18

                                SCHEDULE A . . . . . . . . . . . . . . . 20


                           AMENDED AND RESTATED

                           MAGMA COPPER COMPANY

                SPECIAL EXECUTIVE SUPPLEMENTAL BENEFIT PLAN


                                 ARTICLE I
                                 PREAMBLE

     On January 14, 1991, MAGMA COPPER COMPANY (the "Company") adopted the MAGMA COPPER COMPANY SPECIAL EXECUTIVE SUPPLEMENTAL BENEFIT PLAN (the "Plan"). The Plan was amended by a First Amendment dated January 1, 1993, and a Second Amendment dated November 17, 1993. Pursuant to action of the Board of Directors of the Company on November 16, 1994, the Plan is amended and restated to increase retirement benefits provided thereunder, to restructure such benefits as a separate pension benefit that is reduced by certain other retirement-related benefits provided or funded by the Company, and to incorporate in a single document the prior amendments to this Plan. The Company sponsors certain broad-based employee benefit plans covering its employees. Through this Plan, the Company intends to provide additional benefits to a select group of management or highly compensated employees of the Company. Accordingly, it is intended that this Plan shall not constitute a "qualified plan" subject to the limitations of section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), nor shall it constitute a "funded plan", for purposes of such requirements. It is also intended that this Plan shall be exempt from the participation and vesting requirements of Part 2 of Title I of the Employee Retirement Income Security Act of 1974, as amended (the "Act"), the funding requirements of Part 3 of Title I of the Act, and the fiduciary requirements of part 4 of Title I of the Act by reason of the exclusions afforded plans which are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.


                                ARTICLE II
                       DEFINITIONS AND CONSTRUCTION

     2.1 Definitions. When a word or phrase shall appear in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be a term defined in this Section 2.1. The following words and phrases with the initial letter capitalized shall have the meaning set forth in this Section 2.1, unless a different meaning is required by the context in which the word or phrase is used.

          (a) "Act" - The Employee Retirement Income Security Act of 1974, as amended from time to time.

          (b) "Actuarially Equivalent" - Of equal current value as of the date the benefit is calculated when computed on the basis of the uniform actuarial procedures, assumptions, factors and tables then used under the Retirement Plan for determining actuarial equivalency.

          (c) "Affiliate" - A corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) which includes the Company or any trades or business (whether or not incorporated) which are in common control (as defined in section 414(c) of the Code) with the Company.

          (d)  "Board" - The Board of Directors of the Company.

          (e) "Change in Control" - A change in ownership or managerial control of the stock, assets or business of the Company resulting from one (1) or more of the following circumstances:

               (i) On or after November 17, 1993, the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five percent (65%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided however, that a merger or consolidation effected to implement a recapitalization of the Company (or a similar transaction) in which no Person other than Warburg, Pincus Capital Company, L.P., acquires thirty-five percent (35%) or more of the Company's then outstanding voting securities shall not constitute a Change in Control;

               (ii) On or after November 17, 1993, a change in ownership of the Company through a transaction or series of transactions, such that any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five (35%) or more of securities of the combined voting power of the Company's then outstanding securities; provided that, for such purposes, any acquisition by the Company shall be disregarded; and provided further that, in the event of such a change in ownership, if Warburg, Pincus Capital Company, L.P., as of the date of such change of ownership and at all times thereafter, remains the Beneficial Owner of a percentage interest in the Company equal to at least ten percent (10%) more than any other Beneficial Owner of the combined voting power of the Company's then outstanding securities, no Change in Control shall be deemed to have occurred unless (A) the majority of the Board serving immediately prior to such Change in Control shall deem a Change in Control to have occurred, or (B) Warburg Pincus Capital Company, L.P., shall thereafter cease to be the Beneficial Owner of a percentage ownership interest in the Company equal to at least ten percent (10%) more than any other Beneficial Owner of the combined voting power of the Company's then outstanding securities (and in such event, the Change in Control shall be deemed to have occurred on the date Warburg, Pincus Capital Company, L.P., ceases to be the Beneficial Owner of such greater combined voting power);

               (iii) A change in identity of a majority of the members of the Board within any twenty-four (24) month period; provided however, if such a change in the identity of the members of the Board occurs following the acquisition of fifty-one percent (51%) or more of the Company's then outstanding voting securities by Warburg, Pincus Capital Company, L.P., no Change in Control shall be deemed to have occurred if such change of Board membership was approved in writing (or by an approved written resolution) by a majority of the Board and of the Management Executive Committee serving immediately prior to such change of Board membership. For purposes of this
          Section 2.1(e)(iii), the term "Management Executive Committee" shall mean a Committee appointed in writing by the then-acting Chief Executive Officer of the Company, comprised of corporate officers and such additional key employees of the Company as the Chief Executive Officer shall appoint from time to time. The Chief Executive Officer may remove any member of the Management Executive Committee by notice in writing delivered to such member and the other members of the Management Executive Committee;

               (iv) The approval by the Board (or by the shareholders if shareholder approval is required by applicable law or under the terms of any relevant agreement) of an agreement for the sale or disposition of all or substantially all of the Company's assets or a sale/leaseback of all or substantially all of the Company's assets (with or without a purchase option);

               (v) A transfer of all or substantially all of the Company's assets pursuant to a partnership or joint venture agreement where the Company's resulting interest is or becomes fifty percent (50%) or less;

               (vi) On or after November 17, 1993, the Board (or the shareholders if shareholder approval is required by applicable law or under the terms of any relevant agreement) shall approve a plan of complete liquidation of the Company; or

               (vii) The execution or approval by the Board of any agreement, the consummation of which would result in one of the foregoing.

               For purposes of this section 2.1(e), the term "Beneficial Owner" shall have the same meaning as the term is given in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the term "Person" shall have the meaning given the term when used in section 13(d) and 14(d) of such act.

          (f) "Code" - The Internal Revenue Code of 1986, as amended from time to time.

          (g) "Company" - Magma Copper Company, a Delaware corporation.

          (h) "Compensation" - All wages, salaries, cash bonuses and other amounts of cash compensation paid to the Participant during the Plan Year, excluding any compensation consisting of awards under any Magma Copper Company Stock Option and Stock Award Plan, the 1993 Magma Copper Company Long-Term Incentive Plan (or any successor long term incentive plan) and the exercise of any grant, option or right thereunder, and any additional compensation paid pursuant to an Employment Agreement between a Participant and the Company providing for such additional compensation following a "Change in Control" (as defined therein) by reason of the occurrence of a "Termination Event" (as defined therein) due to a cause other than "Good Reason" (as defined therein). "Compensation" shall also include compensation deferred by a Participant under the Deferred Compensation Plan and under the Salaried Savings Plan of Magma Copper Company, but shall not include any other contributions or any benefits under any "employee benefit plan", as defined in the Act, sponsored by the Company or an Affiliate.

          (i) "Deferred Compensation Plan" - The Magma Copper Company Special Executive Deferred Compensation Plan and any other nonqualified deferred compensation plan or plans established by the Company or an Affiliate for eligible employees from time to time.

          (j) "Disability" - Entitlement to benefits under the Long-Term Disability Benefits Plan for Salaried Employees of
     Magma Copper Company.

          (k)  "Effective Date" - August 1, 1990.

          (l) "Employee" - Each salaried person receiving remuneration, or who is entitled to remuneration, for services rendered to the Company or to an Affiliate of the Company participating in this Plan, in the legal relationship of employer and employee. In addition, the term "Employee" shall also include any former salaried person who is receiving disability benefits under the Long Disability Benefits Plan for Salaried Employees of Magma Copper Company and who is participating in this Plan.

          (m)  "Executive Supplemental Benefit Plan" - The Magma
     Copper Company Executive Supplemental Benefit Plan, as amended from time to time.

          (n) "Final Average Compensation" - The monthly average of the Compensation paid to an Employee by the Company or an Affiliate during the highest consecutive five (5) Plan Years of his employment with the Company or an Affiliate within the last ten (10) Plan Years of such employment, assuming, in the case of Disability, that the Compensation of a Participant for the Plan Year ending prior to the date his Disability commenced shall continue in effect during Plan Years of Disability. In the event that an Employee does not have five
     (5) Plan Years of employment, "Final Average Earnings" shall mean the average Compensation of the Employee during the months of his Service.

          (o) "Medical Plan" - The medical benefit plan or plans established or maintained by the Company to provide medical coverage to eligible salaried employees and their dependents.

          (p) "Participant" - Each Employee who has been designated for participation in of this Plan and whose participation in this Plan has not terminated.

          (q) "Plan" - The Magma Copper Company Special Executive Supplemental Benefit Plan, as described in this Plan, and as it may hereafter be amended.

          (r) "Plan Administrator" - The individual or committee appointed as such pursuant to Section 9.1.

          (s) "Plan Year" - The fiscal year of this Plan shall be the calendar year.

          (t) "Retirement Plan" - The Retirement Plan for Salaried Employees of Magma Copper Company, as amended from time to time.

          (u) "Service" - The completed months of employment of an Employee with the Company or an Affiliate, measured from the Employee's original hire date with the Company or an Affiliate. In the event that an Employee was hired by an Affiliate prior to its acquisition by the Company or an Affiliate, the Employee's Service shall be deemed to have commenced on the date of acquisition. A year of Service shall be equal to twelve (12) or more completed months of employment.

     2.2 Construction. The Executive Supplemental Benefit Plan, the Retirement Plan, the Deferred Compensation Plan and the Medical Plan are functionally and operationally related to this Plan. This Plan shall be interpreted in a manner consistent with such plans to provide benefits contemplated hereunder in a comprehensive manner. This Plan shall be construed together with such plans in order to effectuate full payment of the benefits described hereunder but not to duplicate benefits and shall be construed in a manner consistent with the Company's intentions. If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions of this Plan shall continue in full force and effect. All of the provisions of this Plan shall be construed and enforced in accordance with the laws of the State of Arizona and shall be administered according to the laws of such state, except as otherwise required by the Act, the Code or other applicable federal law. The masculine gender, where appearing in this Plan, shall include the feminine gender, and vice versa. The term "delivered to the Plan Administrator," as used in this Plan, shall include delivery to a person or persons designated by the Plan Administrator for the disbursement and the receipt of administrative forms. Delivery shall be deemed to have occurred only when the form or other communication is actually received. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan.

     2.3  Effective Date.  The Plan was originally effective
August 1, 1990. The effective date of this amendment and restatement shall be November 16, 1994. The amount, right to and form of benefits under the Plan, if any, of each person who is an Employee on or after November 16, 1994, or of persons who are claiming benefits through such an Employee, shall be determined under this Plan. Except as expressly provided elsewhere in this Plan, the amount, right to and form of benefits under the Plan, if any, of each person who separated from employment with the Company or an Affiliate prior to November 16, 1994, or of other persons who are claiming benefits through such a former Employee, shall be determined in accordance with the provisions of the Plan in effect on the date of separation of his employment, except as may be otherwise expressly provided under this Plan, unless he shall again become an Employee on or after November 16, 1994.


                                ARTICLE III
                         PARTICIPATION AND VESTING

     3.1 Eligibility and Participation. The Employees listed on Schedule "A," attached hereto and incorporated herein by this reference, shall be eligible to participate in this Plan on and
after November 16, 1994.   After such date, the Compensation
Committee of the Board may designate such additional Employees to participate in the Plan as it shall determine, in its sole and absolute discretion.

     The Employees listed on Schedule A shall automatically be Participants in this Plan on November 16, 1994. Employees subsequently added shall become participants as of the effective date of their addition. In the event that an Employee listed on Schedule A is also a participant in the Executive Supplemental Benefit Plan, the benefits payable to the Employee pursuant to this Plan will be coordinated with the benefits payable to the Employee under the Executive Supplemental Benefit Plan in order to maximize the total benefits payable to the Employee under both of such plans but avoid duplication of benefits. An Employee who becomes a Participant under this Plan and who separates from employment will continue as an inactive Participant under this Plan until he has received payment of all amounts payable to him under this Plan, subject to Section 3.2. In the event that an Employee shall cease active participation in the Plan because the Employee is no longer described as a Participant listed on Schedule "A" pursuant to this
Section 3.1, participation in the Plan by the Employee shall cease, but all years of Service credited to the Employee prior to the date on which the Employee ceases participation shall remain credited for purposes for determining any benefit under this Plan to which the Employee (inactive Participant) may be entitled following his separation from employment. In the event that such an Employee becomes an active Participant again by reason of being listed on Schedule "A", his Service following his prior cessation of participation in the Plan shall be credited to the Participant, in addition to the Service credited to the Participant as of his prior cessation of active participation, for purpose of calculating the Participant's benefits under this Plan.

     3.2 Vesting. A Participant shall not become vested in any benefit described in this Plan until he is credited with at least ten (10) years of Service and has attained the age of forty-five
(45) years, or was hired after he attained the age of forty-five
(45) years and has attained the age of sixty-five (65) years, except as provided in Section 4.6. In the event a Participant shall separate from service prior to such date, he shall not be entitled to any benefits under this Plan, except as provided in
Section 4.6.


                                ARTICLE IV
                            RETIREMENT BENEFITS

     4.1 Normal Retirement Benefit. In the event that a Participant shall retire from employment with the Company and its Affiliates on or after attaining the age of sixty-five (65) years, he shall be entitled to receive a normal retirement benefit, commencing as of the first day of the month next following the date of separation from employment with the Company and its Affiliates due to retirement. The Participant's normal retirement benefit shall be equal to two percent (2%) of Final Average Compensation, multiplied by the years of Service credited to the Participant as of the date of the Participant's separation from employment with the Company and its Affiliates due to retirement, less the amount of offset for other benefits described in Section 4.5. The benefit of a Participant retiring as of any date subsequent to attainment of the age of sixty-five (65) years shall be computed in the same manner. The normal retirement benefit shall be paid in the manner described in Section 4.6.

     4.2 Early Retirement Benefit. In the event that a Participant shall retire from employment with the Company and its Affiliates on or after attaining the age of fifty-five (55) years and being credited with ten (10) or more years of Service, but prior to becoming entitled to a normal retirement benefit pursuant to Section 4.1, the Participant shall be entitled to an early retirement benefit, commencing not earlier than the first day of the month next following the date of separation from employment from the Company and its Affiliates due to retirement. A Participant entitled to an early retirement benefit pursuant to this Section 4.2 may postpone its commencement to the first day of any month prior to the month in which the Participant shall attain the age of sixty-five (65) years. The Participant's early retirement benefit shall be equal to (a) two percent (2%) of Final Average Compensation, multiplied by the years of Service credited to the Participant as of the date of the Participant's separation from employment with the Company and its Affiliates due to retirement, reduced by (b) the early retirement commencement factor described below, and less (c) the amount of offset for other benefits described in Section 4.5. The early retirement commencement factor shall be equal to four percent (4%) of the benefit amount described in (a) above for each year, starting with the year early retirement benefits commence to be paid, prior to the date on which the Participant shall attain the age of sixty-two years, for years between ages fifty-five (55) and sixty-two (62). There shall be no reduction by an early retirement commencement factor for retirement after attainment of the age of sixty-two (62) years and prior to the attainment of the age of sixty-five (65) years. The early retirement benefit shall be paid in the manner described in Section 4.6. A Participant entitled to benefits under this Section 4.2 may determine the month in which his early retirement benefits shall commence following his separation from employment. Such election shall be made in a manner acceptable to the Plan Administrator.

     4.3 Separation Prior to Retirement. In the event a Participant shall separate from employment with the Company and its Affiliates prior to becoming entitled to a benefit pursuant to
Section 4.1 or Section 4.2, but after attaining the age of forty-five (45) years and being credited with ten (10) or more years of Service, or was hired after he attained the age of forty-five (45) years and has attained the age of sixty-five (65) years. the Participant shall be entitled to a vested pension benefit, commencing not earlier than the month following the month in which the former Participant shall attain the age of fifty-five (55) years. The vested pension benefit shall be computed in the same manner as the early retirement benefit under Section 4.2. A Participant entitled to benefits under this Section 4.3 may determine the month in which payment of his vested pension benefits shall commence following attainment of the age of fifty-five (55) years. Such benefits may not commence prior to such date. Such election shall be made in a manner acceptable to the Plan Administrator. In the event a Participant shall separate from employment with the Company and its Affiliates prior to (a) the attainment of the age of forty-five (45) years and prior to being credited with ten (10) years of Service, or (b) if he was hired after he attained the age of forty-five (45) years, the date on which he has attained the age of sixty-five (65) years,no benefit shall be payable to such Participant under this Plan, unless a benefit is payable pursuant to Section 4.7.

     4.4 Disability Benefit. In the event that a Participant shall become Disabled while in the employment of the Company and its Affiliates prior to becoming eligible to receive a benefit under Section 4.1 or 4.2, he shall continue as a Participant during his period of Disability, and shall continue to accrue credit for Service as though he was continuing in active employment during the period of such Disability. The Participant may elect benefits under Section 4.1, 4.2 or 4.3 at such time as he satisfies the age and Service requirements thereunder, and, for such purpose shall be deemed to have separated from employment as of the end of the month prior to the date on which such benefits commence. Payment of benefits to a Participant entitled thereto pursuant to this Section
4.4 shall commence not later than the month commencing after the date on which the Participant attains the age of sixty-five (65) years.

     4.5 Offset For Other Benefits. Benefits payable under Sections 4.1, 4.2, 4.3 or 4.4 shall be reduced by the amount of benefits payable under the Retirement Plans under Article Four of the Executive Supplemental Benefit Plan and/or as post-retirement supplemental pension benefits under the provisions of any employment agreement between the Company or an Affiliate and the Participant that provides for such post-retirement supplemental pension benefits. In the event that a benefit is paid under the Retirement Plan and/or Article Four of the Executive Supplemental Benefit Plan and/or a post-retirement supplemental pension benefit under an employment agreement in a form other than that of monthly annuity for the life of the Participant, the benefit so paid shall be converted to the Actuarial Equivalent of such a life annuity, for purposes of computing the reduction required by this Section
4.5. Such calculation shall be made by the Plan Administrator, in his sole and absolute discretion.

     4.6  Manner of Payment.  Payment of benefits pursuant to
Section 4.1, 4.2 or 4.3, or to a Participant entitled to a benefit pursuant to Section 4.4, shall be made in the form of a monthly amount determined in accordance with the applicable section, commencing at the time described in the applicable Section, and continuing monthly through the month in which the Participant's death shall occur. Alternatively, the Participant may elect that a reduced monthly amount shall be paid to the Participant during the life of the Participant and fifty percent (50%) of the reduced monthly amount shall be paid to the Participant's surviving spouse to whom the Participant was married at the date of the Participant's death, commencing with the month following the date of the Participant's death. Such payment to the surviving spouse shall cease with the payment for the month in which the surviving spouse's death shall occur. Such optional reduced monthly benefit shall be Actuarially Equivalent to the lifetime annuity otherwise payable to the Participant. Any such election shall be made in accordance with procedures prescribed by the Plan Administrator, in such Plan Administrator's sole and absolute discretion.

     4.7 Minimum Benefit. Notwithstanding anything to the contrary, in the event that the present value of Participant's benefits under Articles IV and V of the Plan as it was in effect prior to November 16, 1994, that were accrued by the Participant as of such date shall exceed the benefit otherwise payable to the Participant under the Plan pursuant to the other sections of this
Article IV, such accrued benefit, rather than the benefit described in the other sections of this Article IV, shall be paid to the Participant, in the manner prescribed by the Plan as in effect prior to November 16, 1994. For purposes of determining and comparing benefit values pursuant to this Section 4.7, the Plan Administrator shall compute Actuarial Equivalency, in the Plan Administrator's sole and absolute discretion.


                                 ARTICLE V
                         SURVIVING SPOUSE BENEFIT

     5.1 Pre-Retirement Death Benefit. In the event that a Participant shall die while employed by the Company and its Affiliates prior to retirement but after qualifying to elect retirement benefits pursuant to Sections 4.1 or 4.2, the Participant's surviving spouse to whom the Participant was married on the date of the Participant's death shall be entitled to a surviving spousal benefit, commencing with the month following the date of the Participant's death and ending with the payment made for the month in which such spouse's death shall occur. Such amount shall be a monthly benefit payable for the remainder of such spouse's life equal to fifty percent (50%) of the amount to which the Participant would have been entitled had the Participant retired on the date immediately prior to the date of his death, and had elected the life only (non-optional) manner of benefit payment pursuant to Section 4.6.


                                ARTICLE VI
                       SUPPLEMENTAL MEDICAL BENEFIT

     6.1 Eligibility for Supplemental Medical Benefit. In the event that a Participant shall die or shall retire after attaining the age of fifty-five (55) years and being credited with at least ten (10) years of Service, the retired Participant and his eligible dependents, in the event of retirement, or the eligible dependents at the time of the Participant's death, in the event of the Participant's death shall be entitled to payment of medical benefits in the same manner, within the same limits and deductibles, and at the same coverages, levels and times as under the Medical Plan as though the retired Participant had remained in active employment, less any amounts payable under the Medical Plan or any retiree medical benefit plan maintained by the Company. Benefits under this Section 6.1 shall be coordinated with such medical benefit plans and with federal and/or state health plans and programs, including "Medicare" and "Medicaid" or their equivalents, to preclude duplication of benefits.

     In addition, in the event that the Participant or his spouse is entitled to Supplemental Medical Benefits pursuant to Section
7.1 of the Executive Supplemental Benefit Plan, the supplemental medical benefits provided pursuant to this Section 6.1 shall be paid after the Participant or his spouse has exhausted the supplemental medical benefits provided under the Executive Supplemental Benefit Plan and has reached the limitations on such benefits under Section 7.2 of the Executive Supplemental Benefit Plan (payable with respect to any claim or in the aggregate). Conversely, any supplemental medical benefits payable to a Participant's eligible dependents pursuant to this Section 6.1 shall be immediately payable to or on behalf of such dependents regardless of the participant's or his surviving spouse's entitlement to supplemental medical benefits under Section 7.1 of the Executive Supplemental Benefit Plan.

     In making the medical benefit payments required by this
Section 6.1, the Plan Administrator shall utilize claims submission and payment procedures similar to those used in the administration of the Medical Plan. The Plan Administrator shall be under no requirement to utilize uniform methods of benefit payment under this Section 6.1 and may utilize any method described herein with respect to a particular Participant as the Plan Administrator shall determine, in his sole and absolute discretion.

     In the event that the Plan Administrator elects to fund the medical benefits payable under this Section 6.1 through the purchase of an insurance contract or policy, the medical benefits provided through such contract or policy shall be actuarially equivalent in value to the medical benefits provided under the Medical Plan as described in the first paragraph of this Section
6.1. The Plan Administrator and the Company shall not be responsible for the invalidity of any contracts or policies due to any action or inaction on the part of an insurer. The Company and the Plan Administrator shall not be responsible for the failure on the part of any insurer to make payments provided by a contract or policy or for the action or inaction of any other person which may render a contract or policy null and void or unenforceable, in whole or in part. In the event of such occurrence, this Plan or the Company (and the Plan Administrator) shall not be liable for the benefits otherwise payable hereunder.


                                ARTICLE VII
                            PAYMENT LIMITATIONS

     7.1 Spousal Claims. Any claim against benefits hereunder for child support, spousal maintenance or alimony shall be treated hereunder in the same manner as would a claim for corresponding benefits under the Retirement Plan, or the Medical Plan in the case of benefits pursuant to Section 6.1. Such a claim under this Plan shall be subject to all claims, procedures, plan provisions and restrictions of such plans, provided that such provisions shall be administered under this Plan by the Plan Administrator with respect to benefits provided hereunder, who may for such purposes delegate his administrative powers to the plan administrators and/or claims administrators of the Retirement Plan, or the Medical Plan, as applicable.

     7.2 Disability. If a person entitled to any payment hereunder shall, in the sole judgment of the Plan Administrator, be under a legal disability, or shall otherwise be unable to apply such payment to his own interest and advantage, the Plan Administrator, in the exercise of his discretion, may direct the Company or provider or payor of the benefit to make any such payment in any one (1) or more of the following ways: (a) directly to such person, (b) to his legal guardian or conservator or (c) to his spouse or to any person charged with the duty of his support, to be expended for his benefit and/or that of his dependents. The decision of the Plan Administrator shall in each case be final and binding upon all persons in interest, unless the Plan Administrator shall reverse his decision due to changed circumstances.

     7.3 Assignment. Except as provided in Section 7.1, no Participant or beneficiary of a Participant shall have any right to assign, pledge, hypothecate, anticipate or any way create a lien on any amounts payable hereunder. No amounts payable hereunder shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act, or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and their beneficiaries.

     7.4 Acquisition of the Company. In the event that a Participant is "terminated" within two (2) years following a Change in Control as described in Section 2.1, notwithstanding anything in Articles IV, V or VI, the Company will distribute to such Participant in a lump sum, or through the acquisition of an annuity contract, an amount actuarially equivalent to the value of the benefits promised under this Plan to which the Participant would be entitled upon his normal retirement under the Retirement Plan. For purposes of determining actuarial equivalency, an actuary shall be selected by the Company who is mutually acceptable to the Participant and the Company. The actuary shall use the actuarial assumptions used in computing the expense of benefits under this Plan for accounting purposes, and shall use such other necessary actuarial assumptions as such actuary shall determine to be reasonable and in common actuarial use. The determination of such actuary shall be binding and conclusive on both the Company and the participant.

     The following examples illustrate the operation of this
Section 7.4:

               (i)  For purposes of the pension provided under
          Article IV, the "terminated" Participant shall be treated as if he qualifies for normal retirement benefits, regardless of whether he actually qualifies for such benefits. The Participant's retirement benefits shall be calculated based on the Participant's credited Service as of the date of his termination.

               (ii) For purposes of the supplemental medical benefits provided under Article VI, the "terminated" Participant shall be treated as if he has attained age fifty-five (55) and has been credited with ten (10) years of Service and, thus, eligible for supplemental medical benefits.

     A participant will be "terminated" for purposes of this
Section 7.4 on the occurrence of one (1) or more of the following, due to a cause other than "good reason":

               (i) Dismissal from employment, other than on account of Good Reason; or

               (ii) The assignment to the Participant by the Company of duties inconsistent with the Participant's position, duties, responsibility and status with the Company as in effect immediately prior to the Change in Control, or a material change in the Participant's titles or offices as in effect immediately prior to the Change in Control or any removal of the Participant from or any failure to reelect the Participant to any of such positions except in connection with the termination of his employment for "Good Reason"; for purposes of this Plan, a mere change of title, position or reporting relationship that does not result in a material diminution in scope, status, duties and responsibilities shall not constitute "termination," nor shall a isolated insubstantial and inadvertent action not taken in bad faith and with is promptly remedied after notice, nor shall a promotion to a position of higher scope, status, duties and responsibilities or a transfer to a position of equal scope, status, duties and responsibilities constitute "termination", as long as such transfer is consistent with the Participant's training and professional qualifications or is otherwise agreed to by the Participant;

               (iii) A reduction in the Participant's base salary as in effect on the date hereof or as the same may be increased from time to time during the course of his employment with the Company, that is not implemented correspondingly within the executive or officer class of employees generally;

               (iv) The Participant's relocation to any place outside of the Untied States, except for required travel by the Participant on the Company's business to an extent substantially consistent with the Participant's business travel obligations at the time of the Change in Control;

               (v) Any material breach by the Company of any provision of the Participant's written employment agreement with the Company.

     For purposes of this Section 7.4, the terms "good reason" shall mean the Participant's death, Disability, retirement or "dismissal for cause." "Dismissal for cause" shall mean dismissal approved in good faith by three quarters (3/4ths) of the members of the Board for:

               (i) An act or acts of dishonesty on the part of the Participant constituting a felony or serious misdemeanor and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company;

               (ii) Substantial competition with the Company (such as securing a customer or customers of the Company for a competitor or recruiting employees of the Company for a competitor) in a manner directly affecting the business of the Company;

               (iii) The participant's willful and continuing refusal or failure to substantially perform the essential functions of his employment with the Company (other than failure due to Disability); for such purpose the term "willful" shall mean done intentionally, knowingly, and purposely, without reasonable justification therefor;

               (iv) Gross negligence in the performance of the Participant's materials and substantial duties of employment with the Company;

               (v)  Conviction of a felony involving moral
          turpitude.

               (vi) A significant violation by the Participant of those established policies and procedures of the Company that were in effect on the date of the Change in Control and were communicated to the Participant prior to the Change in Control;

               (vii) The continued failure of the Participant to substantially perform the essential functions of the Participant's employment with the Company (other than due to Disability) after a written demand for substantial performance is delivered to the Participant by the Chief Executive Officer of the Company, which identifies the manner in which the Participant has not substantially performed the essential functions of his employment.


                               ARTICLE VIII
                                  FUNDING

     8.1 Funding. Benefits under this Plan shall be funded solely by the Company and its corporate affiliates. Benefits hereunder shall constitute an unfunded general obligation of the Company, but the Company may create reserves, funds and/or provide for amounts to be held in trust on the Company's behalf under the Magma Copper Company Trust Fund for Executive Benefits. Payment of benefits may be made by the Company, the Magma Copper Company Trust Fund for Executive Benefits or through a service or benefit provider to the Company or such Trust Fund. In the event of a "Change in Control", as defined in Section 2.1, the Company will transfer to the Trustee of the Magma Copper Company Trust Fund for Executive Benefits an amount equal to the present value of the liability for benefits accrued to the date of the Change in Control pursuant to Article IV of the Plan. The present value of such benefits as of such date shall be determined by the firm of actuarial consultants engaged by the Company at least six (6) months prior to the date of the Change in Control for purposes of determining liabilities under this Plan, using such assumptions as were used in computing such liabilities for financial reporting purposes by such actuarial consultants. Such transfer shall be made not later than thirty (30) days after the date of such Change in Control.

     8.2 Creditor Status. A Participant and his beneficiary or beneficiaries shall be general creditors of the Company with respect to the payment of any benefit under this Plan, unless such benefits are provided under a contract of insurance or an annuity contract that has been delivered to the Participant, in which case the Participant and his beneficiary or beneficiaries shall look to the insurance carrier or annuity provider for payment, and not to the Company. The Company's obligation for such benefit shall be discharged by the purchase and delivery of such annuity or insurance contract.


                                ARTICLE IX
                              ADMINISTRATION

     9.1 Plan Administrator. The Plan will be administered by an individual or committee appointed by the Board. As of the Effective Date, the Plan Administrator is Marshall H. Campbell. In the event such Plan Administrator shall resign (or any members of a committee comprising the Plan Administrator shall resign) or if the Board shall seek to remove the Plan Administrator (or any members of such committee), the Compensation Committee of the Board may appoint such successor or successors as shall be approved in writing by three-fourths (2/4ths) of the Participants in this Plan (as of the date of such resignation or removed). Members of the Board and/or Participants in the Plan may serve as the Plan Administrator (or as members of the committee servicing as the Plan Administrator). In the event that the Plan Administrator shall be a single individual who is a Participant hereunder, any decisions of such Plan Administrator concerning his own benefits shall be subject to review and revision by the Compensation Committee of the Board.

     The Plan Administrator shall have the power and the duty to take all actions necessary and proper to carry out the provisions of this Plan. In carrying out the duties and responsibilities of the Plan Administrator, the Plan Administrator shall act for the exclusive benefit of Plan Participants and shall construe this Plan and perform his duties hereunder for the purpose of providing the benefits promised under this Plan.

     In administering this Plan, the Plan Administrator shall (a) furnish copies of this Plan to all Participants, (b) inform Participants as to the manner of making benefit elections under this Plan and selecting modes of payment under this Plan and (c) take whatever action is necessary in fulfilling the purposes and intent of this Plan. The Plan Administrator is authorized and empowered to promulgate any rules, regulations and schedules of general applicability, and to adopt such forms which the Plan Administrator deems necessary in order to carry out the purposes of this Plan and to interpret the terms and conditions of this Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the clearly expressed provisions of the Plan.

     The Plan Administrator may prescribe rules and procedures for allocation of fiduciary responsibilities among the agents appointed by the Plan Administrator. Directions from the Plan Administrator to fiduciaries, agents and service and/or benefit providers shall be in writing. The Plan Administrator may appoint a person or persons to act in the day to day administration of this Plan, which persons may include Participants hereunder. The reasonable expenses of the Plan Administrator, including any out-of-pocket expenses and charges of the Plan Administrator, shall be paid by the Company.

     9.2 Claims for Benefits. In the event that a Participant, his beneficiary, a retiree or a beneficiary of a retiree claims to be eligible for benefits, or claims any rights hereunder, he must complete and submit such claims forms and supporting documentation as shall be required by the Plan Administrator, in his sole discretion. All benefits provided in this Plan will be paid as soon as practicable (following receipt of proof of entitlement, if requested). Any Employee or other person claiming benefits, eligibility, participation or any other right or benefit under the Plan must file a written claim, setting forth the basis of the claim, with the Plan Administrator. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine this Plan and any other pertinent documents generally available to Participants relating to the claim. A written notice of the disposition of any such claim shall be furnished to the claimant within ninety (90) days after the claim is filed with the Plan Administrator. Such notice shall refer, if appropriate, to pertinent provisions of this Plan, shall set forth in writing the reasons for denial of the claim if a claim is denied (including references to any pertinent provisions of this Plan) and, where appropriate, shall explain how the claimant can perfect the claim. If a the claim is denied, in whole or in part, the claimant shall also be notified in writing that a review procedure is available. Thereafter, within ninety (90) days after receiving the written notice of the Plan Administrator's disposition of the claim, the claimant may request in writing, and shall be entitled to, one (1) review meeting with the Plan Administrator to present reasons why the claim should be allowed; provided, however, that if a benefit claimed is explicitly excluded by the terms of the Plan, a review will not be provided. The claimant shall be entitled to be represented by counsel at this review meeting. The claimant may also submit a written statement of his claim and the reasons for requesting a review of the claim. Such statement may be submitted in addition to, or in lieu of, the review meeting with the Plan Administrator. If the claimant does not request a review meeting within ninety (90) days after receiving written notice of the Plan Administrator's disposition of the claim, the claimant shall be deemed to have accepted the Plan Administrator's written disposition, unless the claimant shall have been physically or mentally incapacitated so as to be unable to request review within the ninety (90) day period. A decision on review of the claim by the Plan Administrator shall be made within sixty (60) days after review, and a written copy of such decision shall be delivered to the claimant. If special circumstances require an extension of the ordinary period, the Plan Administrator shall so notify the claimant. The Plan Administrator shall so notify the claimant. In any event, if a claim is not determined within one hundred twenty (120) days after submission for review, it shall be deemed to be denied. The Plan Administrator shall have the right to request of and receive from a claimant such additional information, documents or other evidence as the Plan Administrator may reasonably require. To the extent permitted by law, a decision on review by the Plan Administrator shall be binding and conclusive upon all persons whomsoever. To the extent permitted by law, completion of the claims procedures described in this Section 9.2 shall be a mandatory precondition that must be complied with prior to the commencement of a legal or equitable action by a person claiming rights under the Plan. The Plan Administrator may, in his sole discretion, waive these procedures as a mandatory condition to such an action.

     For purposes of administering claims presented pursuant to this Section 9.2 for benefits under Article VI, the Plan Administrator shall determine, in his sole discretion after consultation with the attending physician or physicians of a claimant or with a physician appointed by the Plan Administrator, whether a charge or expense incurred by such claimant for which payment is sought was medically necessary. In making such decision, the Plan Administrator may refer to the regular medical and disability benefit plans and programs of the Company. The determination of the Plan Administrator shall be binding and conclusive upon all persons whomsoever.

     9.3 Withholding. Any taxes required to be withheld from payments to Participants hereunder shall be deducted and withheld by the Company, benefit provider or funding agent.

     9.4 Receipt and Release of Necessary Information. In implementing the terms of this Plan, the Plan Administrator may, without the consent of or notice to any person, release to or obtain from any other insuring entity or other organization or person any information, with respect to any person, which the Plan Administrator deems to be necessary for such purposes. Any Participant or beneficiary claiming benefits under this Plan shall furnish to the Plan Administrator such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.

     9.5 Overpayment and Underpayment of Benefits. The Plan Administrator may adopt, in his sole discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits. If a participant or beneficiary receives an underpayment of benefits, the Plan Administrator shall direct that immediate payment be made to make up for the underpayment. If an overpayment is made to a Participant or beneficiary, for whatever reason, the Plan Administrator may, in his sole discretion, withhold payment of any further benefits under the Plan until the overpayment has been collected or may require repayment of benefits paid under this Plan without regard to further benefits to which the Participant or beneficiary may be entitled.


                                 ARTICLE X
                    OTHER BENEFIT PLANS OF THE COMPANY

     10.1 Other Plans. Nothing contained in this Plan shall prevent a Participant prior to his death, or his spouse or beneficiary after his death, from receiving, in addition to any payments provided for under this Plan, any payments provided for under the Retirement Plan, or which would otherwise be payable or distributable to him, his surviving spouse or beneficiary under any plan or policy of the Company or otherwise. Nothing in this Plan shall be construed as preventing the Company or any of its subsidiaries from establishing any other or different plans providing for current or deferred compensation for employees. Benefits provided under this Plan shall not constitute earnings or compensation for purposes of determining contributions or benefits under any plan of the Company intended to "qualify" under section 401 of the Code.


                                ARTICLE XI
                   AMENDMENT AND TERMINATION OF THE PLAN

     11.1 Amendment. The Board may amend this Plan for the purpose of precluding Participants from being taxable on amounts credited hereunder prior to the date on which such amounts are distributed and for the purpose of complying with applicable law. No amendment or modification shall deprive a Participant, or person claiming benefits under this Plan through a Participant, of any benefit accrued under this Plan up to the date of amendment or modification, or shall delete a benefit, benefit payment or mode of computation of a benefit available to the Participant under this Plan, except as may be required by applicable law. Any other amendment shall not be effective unless the written consent of three-fourths (3/4) of the Participants (participating in the Plan as of the effective date of such amendment) is obtained.

     11.2 Termination. The Board may terminate this Plan in whole or in part at any time, provided that no such termination or suspension shall deprive a participant, or person claiming benefits under this Plan through a Participant, of any benefit accrued under this Plan up to the date of suspension or termination.

     11.3 Continuation. The Company intends to continue this Plan indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in this Plan.


                                ARTICLE XII
                               MISCELLANEOUS

     12.1 No Reduction of Employer Rights. Nothing contained in this Plan shall be construed as a contract of employment between the Company and an employee, or as a right of any employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its employees, with or without cause.

     12.2 Provisions Binding. All of the provisions of this Plan shall be binding upon all persons who shall be entitled to any benefit hereunder, their heirs and personal representatives.

     IN WITNESS WHEREOF, the Company has executed this Amended and Restated Plan the 15th day of February, 1995.

                                   MAGMA COPPER COMPANY



                                   By:  _________________________
                                        Its: Vice President -
                                             Human Resources



GW02/0162095
                                SCHEDULE A

                   Participants in Magma Copper Company
                Special Executive Supplemental Benefit Plan

                    A. A. Brodkey
                    K. C. Brown
                    M. H. Campbell
                    J. F. Champagne
                    B. E. Disbury
                    F. E. Durazo
                    T. L. Jordan
                    J. D. McCain
                    D. R. McGregor
                    B. A. Mills
                    R. P. Mueller
                    D. S. Purdom
                    H. C. Smith
                    J. B. Winter